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Exhibit 99.1

THE DIRECTV GROUP, INC.

ITEM 6.    SELECTED FINANCIAL DATA

	Years Ended and As of December 31,
	2008	2007	2006	2005	2004
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Revenues	$19,693	$17,246	$14,755	$13,164	$11,360
Total operating costs and expenses	16,998	14,760	12,398	12,531	13,479

Operating profit (loss)	$2,695	$2,486	$2,357	$633	$(2,119)

Income (loss) from continuing operations before cumulative effect of accounting changes	$1,607	$1,445	$1,433	$307	$(1,069)
Income (loss) from discontinued operations, net of taxes	6	17	—	31	(582)
Cumulative effect of accounting changes, net of taxes	—	—	—	—	(311)

Net income (loss)	1,613	1,462	1,433	338	(1,962)

Less: Net (income) loss attributable to noncontrolling interests	(92)	(11)	(13)	(2)	13
Net income (loss) attributable to The DIRECTV Group, Inc	$1,521	$1,451	$1,420	$336	$(1,949)

Basic earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$1.36	$1.20	$1.13	$0.22	$(0.77)
Diluted earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$1.36	$1.20	$1.12	$0.22	$(0.77)
Weighted average number of common shares outstanding (in millions):
Basic	1,110	1,195	1,262	1,388	1,385
Diluted	1,114	1,202	1,270	1,395	1,385
Consolidated Balance Sheet Data:
Total assets	$16,539	$15,063	$15,141	$15,630	$14,324
Obligations under capital leases	584	57	91	80	108
Long-term debt	5,725	3,347	3,395	3,405	2,410
Total stockholders' equity	4,631	6,013	6,473	7,989	7,555

In 2004, total operating costs and expenses include a $1.466 billion charge recorded for the impairment of SPACEWAY assets. Also in 2004, we recorded income from discontinued operations related to the results of operations and the sale of our PanAmSat Corporation and Hughes Software Systems Limited businesses, which we sold in 2004. The $311 million cumulative effect of accounting change, net of taxes, in 2004 was due to DIRECTV U.S. changing its method of accounting for subscriber acquisition, upgrade and retention costs.

See the Notes to the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information regarding other significant transactions during each of the three years in the period ended December 31, 2008.

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  Exhibit 99.1
  ITEM 6. SELECTED FINANCIAL DATA